                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant.                           ( x )
Filed by a Party other than the Registrant.        (   )

Check the appropriate box:
(   ) Preliminary Proxy Statement
( x ) Definitive Proxy Statement
(   ) Definitive Additional Materials
(   ) Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12
(   ) Confidential, for use of the Commission only [as permitted by Rule
        14a-6(e)(2)]

                        Cincinnati Financial Corporation
- - - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- - - - --------------------------------------------------------------------------------
      [Name of Person(s) Filing Proxy Statement if other than Registrant]

Payment of Filing Fee (Check the appropriate box):
( x ) $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(j)(2)
        or Item 22(a)(2) of Schedule 14A.
(   ) $500 per each party to the controversy pursuant to Exchange Act Rule
        14-a-6(i)(3).
(   ) Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)  Title of each class of securities to which transaction applies:

          -----------------------------------------------------------------
      2)  Aggregate number of securities to which transaction applies:

          -----------------------------------------------------------------

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          -----------------------------------------------------------------


      4)  Proposed maximum aggregate value of transaction:

          -----------------------------------------------------------------

      5)  Total fee paid:

          -----------------------------------------------------------------

(   ) Fee paid previously with preliminary materials.
(   ) Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:

      ---------------------------------------------------------------
      2)  Form, Schedule or Registration Statement No.:

      ---------------------------------------------------------------
      3)  Filing Party:

      ---------------------------------------------------------------
      4)  Date Filed:

      ---------------------------------------------------------------

                                                               February 27, 1995





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




To the Shareholders of Cincinnati Financial Corporation:

You are hereby notified that the Annual Meeting of Shareholders of Cincinnati Financial Corporation will be held at 9:30 a.m. on Saturday, April 1, 1995, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio, for the purpose of:

1.       Electing six directors for terms of three years; and

2. Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 7, 1995, will be entitled to vote at the meeting and at any adjournment thereof.

Whether or not you plan to attend the meeting, you can ensure that your shares will be voted as you want by completing, signing and mailing the enclosed form of proxy. Your interest and participation in the affairs of the Corporation are appreciated.



/s/ Vincent H. Beckman
VINCENT H. BECKMAN
SECRETARY

                        CINCINNATI FINANCIAL CORPORATION
                 P.O. Box 145496, Cincinnati, Ohio  45250-5496

                                PROXY STATEMENT
                                ---------------
                         Annual Meeting of Shareholders
                            to be held April 1, 1995
February 27, 1995

The enclosed proxy (which will be found in the pocket of the mailing envelope) is solicited by the Board of Directors of Cincinnati Financial Corporation for use at the Annual Meeting of Shareholders to be held at 9:30 a.m., Saturday, April 1, 1995, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The proxy and this statement are being distributed to shareholders on February 27, 1995. Any shareholder giving a proxy may revoke it at any time before it is voted by a later proxy received by the Corporation or by giving notice of revocation to the Corporation in writing or in open meeting or by voting the shares personally.

The cost of soliciting proxies will be borne by the Corporation. The Corporation has requested banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy material to beneficial owners of shares or to request authority for the execution of proxies; and the Corporation has agreed to reimburse such banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition to solicitations by mail, regular employees of the Corporation may, without extra remuneration, solicit proxies personally or by telephone, telegram or cable.

The Board of Directors has fixed the close of business on February 7, 1995 as the record date for the determination of voting rights. Only holders of record of common stock on the record date will be entitled to vote at the meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum.

As stated in the notice of meeting, an election will be held to fill the six vacancies which occur on the Board of Directors of the Corporation. The six candidates receiving the greatest number of votes will be elected as directors. Under Ohio law, an abstention or broker non-vote in the election of directors will not be the equivalent of a negative vote, although the failure by a broker to return a proxy card will result in the shares covered by the proxy not being counted towards a quorum.

Votes cast by proxy will be tabulated prior to the meeting by the holders of the proxies. Inspectors of election, duly appointed by the presiding officer of the meeting in accordance with the provisions of Ohio law, will definitively count and tabulate the votes and determine and announce the results at the meeting.

The Annual Report for the fiscal year ended December 31, 1994, is enclosed.


               OUTSTANDING SECURITIES AND PRINCIPAL SHAREHOLDERS

Only the holders of common stock of the Corporation of record at the close of business on February 7, 1995, are entitled to vote at the meeting. Each share of common stock entitles the holder thereof to one vote. As of February 1, 1995, there were 50,451,902 shares outstanding. The Proxy Committee reserves the right not to vote any proxies which are altered in a manner not intended by the instructions contained in the proxy.

The following table lists the persons who, to the best of the Corporation's knowledge, are "beneficial owners" (as defined in Regulations of the SEC) of more than 5% of the outstanding shares of the Corporation's common stock at February 1, 1995.

Name and Address Of                                       Shares Bene-                           Percent of
Beneficial Owner                                         ficially Owned                         Common Stock
- - - - -----------------------                                  --------------                         ------------
The Capital Group, Inc.
333 South Hope Street
Los Angeles, California  90071                             3,043,440                                6.03

Robert C. Schiff
Central Trust Building
Cincinnati, Ohio 45202                                     2,836,027                                5.62


                       NOMINEES FOR ELECTION OF DIRECTORS

The Board of Directors of the Corporation is divided into three classes and consists of 17 persons. Each year, the directors in one class are elected to serve terms of three years. The term of office for six of the directors expires as of the time of the Annual Meeting. In order to fill the resulting vacancies, it is intended that votes will be cast to elect as directors the following nominees: Vincent H. Beckman, Michael Brown, John E. Field, John J. Schiff, Robert C. Schiff and Alan R. Weiler (to serve for terms of three years or until their respective successors shall be elected). Each of these nominees, except for John E. Field, is presently serving as a director of the Corporation. The Board of Directors has no reason to believe that any of the
                                      (1)
above-mentioned nominees will refuse or be unable to accept the nomination. In the event, however, that any of the above nominees should refuse or for any reason be unable to accept the nomination, it is intended that the persons acting under the proxies will vote for the election of such person or persons as the Board of Directors may recommend.

        INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

The following table provides information with respect to each nominee for election to the office of director, each of the current directors whose term does not expire at this time and each of the executive officers of the Corporation.

Nominees For Director At This Time
- - - - ----------------------------------

                               Office, Principal                       Shares             Percent
                            Occupation During Past                  Beneficially             Of
                              Five Years & Other                     Owned As Of          Common      Term   Director
Name and Age                     Directorships                    February 1, 1995         Stock     Ending   Since
- - - - ------------             -----------------------------            ----------------      -----------  ------ ---------
Vincent H. Beckman (79)     Sec'y, Cincinnati Financial Corp.;
                            Partner, Beckman, Weil, Shepardson &
                            Faller, Attorneys (1)                       188,149(10)         0.37      1998      1968
Michael Brown (59)          President & Gen'l Mgr., Cincinnati
                            Bengals, Inc. (professional football
                            team)                                        43,988             0.09      1998      1980
John E. Field (61)          President, Wallace & Turner, Inc.,
                            Director, Western Ohio Financial
                            Corp.                                        43,465(11)(12)     0.09      1998       --
John J. Schiff (78)         Chmn. of the Exec. Committee,
                            Cincinnati Financial Corp.; Chmn. of
                            the Exec. Committee, Cincinnati Ins.
                            Co., a subsidiary of the Corporation;
                            Chief Exec. Officer, Cincinnati
                            Financial Corp. (until 1991) (1)          1,723,367(10)         3.41      1998      1968
Robert C. Schiff (71)       Chmn. & Chief Exec. Officer, Schiff,
                            Kreidler-Shell, Inc. (ins. agency)        2,836,027(6)(7)(8)    5.62      1998      1968
Alan R. Weiler (61)         Pres., Chief Exec. Officer, Archer-
                            Meek-Weiler Agency, Inc. (ins. agency);
                            Director, Glimcher Realty Trust               7,209             0.01      1998      1992

Directors Who Are Not Nominees At This Time
- - - - -------------------------------------------

Richard M. Burridge (65)    Pres., The Burridge Group, Inc.
                            (investment advisors); Director,
                            Lincoln National Income Fund, Advisory
                            and Convertible Securities Funds,
                            St. Joseph Light & Power Co. and
                            Chairman, Ft. Dearborn Income Fund            8,448             0.02      1996      1987
Robert J. Driehaus (66)     Financial Vice Pres. & Treas.,
                            Cincinnati Financial Corp.; Sr. Vice
                            Pres. & Sec'y of Cincinnati Ins. Co., a
                            subsidiary of the Corporation               335,051(9)(10)      0.66      1997      1982
David R. Huhn (57)          Retired; Pres., The McAlpin Co., A sub-
                            sidiary of Mercantile Stores Co., Inc.
                            1991-1994; Chrmn. & Chief Exec. Officer,
                            Mercantile Stores Co., Inc. 1988-1991;
                            Director, E. W. Scripps Co.                   5,535             0.01      1996      1990
Kenneth C. Lichtendahl (46) Pres., Chief Exec. Officer & Director,
                            Hudepohl-Schoenling Brewing Co., Inc.         3,000             0.01      1997      1988
Robert B. Morgan (60)       Pres. & Chief Exec. Officer,
                            Cincinnati Financial Corp.; Pres. &
                            Chief Exec. Officer, Cincinnati Ins.
                            Co., a subsidiary of the Corporation;
                            Director, Fifth Third Bancorp (1)           444,060(10)         0.88      1996      1978

                                      (2)

Directors Who Are Not Nominees At This Time

                                  Office, Principal                     Shares                Percent
                                Occupation During Past               Beneficially                Of
                                  Five Years & Other                  Owned As Of              Common     Term     Director
Name and Age                        Directorships                  February 1, 1995             Stock     Ending     Since
- - - - ------------                   ------------------------            ----------------           --------    ------   ---------
Jackson H. Randolph (64)    Chairman & Chief Exec. Officer
                            CINergy Corp.; Director, The Union
                            Light, Heat & Power Co. and PNC
                            Financial Corp.                              10,000                   0.02     1997      1986
John Sawyer (69)            Pres. & Owner, J. Sawyer Co.
                            (agricultural co.); Vice President,
                            Cincinnati Bengals, Inc. (professional
                            football team)                               35,267                   0.07     1996      1982
John J. Schiff, Jr. (51)    Chmn. of the Board, Cincinnati
                            Financial Corp., Cincinnati Insurance
                            Co., and John J. & Thomas R. Schiff
                            & Co., Inc. (ins. agency); Director, Fifth
                            Third Bancorp, Standard Register
                            Co.,CINergy Corp. (1)                     1,785,479(2)(3)(4)(5)(10)   3.53     1997      1968
Thomas R. Schiff (47)       Pres., John J. & Thomas R. Schiff &
                            Co., Inc. (ins. agency)                   1,398,708(2)(3)(4)(5)       2.77     1996      1975
Larry R. Webb (39)          Director, President & Agent, Webb
                            Ins. Agency, Inc.                            30,717                   0.06     1996      1979
William H. Zimmer (64)      Vice Chmn. of the Board, Cincinnati
                            Financial Corp.; Director, ALLTEL
                            Corp. (1)                                   276,977(10)               0.55     1997      1968

 All Nominees, Directors and Executive Officers As A Group
 (18 Persons), Including Shares Listed Above                          8,757,867                  17.32
- - - - --------------------

 (1) Also a member of the Executive Committee of the Corporation.
 (2) Includes 366,936 shares owned of record by a trust, the trustees of which are John J. Schiff, Jr., Thomas R. Schiff and
     Suzanne S. Reid, who share voting and investment power equally.
 (3) Includes 122,329 shares owned of record by a trust, the beneficiaries of which include John J. Schiff, Jr. and Thomas R.
     Schiff.
 (4) Includes 31,659 shares owned of record by the John J. & Thomas R. Schiff & Co., Inc. pension plan, the trustees of which are
     John J. Schiff, Jr. and Thomas R. Schiff, who share voting and investment power.
 (5) Includes 30,166 shares owned by John J. & Thomas R. Schiff & Co., Inc., of which John J. Schiff, Jr. and Thomas R. Schiff are principal owners.
 (6) Includes 31,263 shares owned of record by the Schiff, Kreidler-Shell, Inc. pension plan, of which Robert C. Schiff is a trustee.
 (7) Includes 69,033 shares owned of record by Schiff, Kreidler-Shell, Inc., which is owned by Robert C. Schiff.
 (8) Includes 228,017 shares owned of record by a trust, the trustees of which are Robert C. Schiff and Adele R. Schiff who share voting and investment power.
 (9) Includes 8,264 shares owned of record by a trust, the trustees of which are Robert J. Driehaus and Rita E. Driehaus who share voting and investment power.
(10) Includes shares available within 60 days from exercise of stock options or conversion of debentures in the amount of 2,609 shares for Mr. Beckman; 9,487 shares for Mr. Driehaus; 141,628 shares for Mr. Morgan; 73,633 shares for Mr. J. Schiff; 89,984 shares for Mr. J. Schiff, Jr.; 13,210 shares for Mr. T. Schiff; 16,016 shares for Mr. Zimmer; and 6,782 shares for other executive officers.
(11) Includes 1,200 shares owned of record by Wallace & Turner, Inc., of which John E. Field is President.
(12) Includes 30,200 shares owned of record by a trust, the trustee of which is John E. Field, and 10,275 shares owned of record by a trust, the trustee of which is Alice A. Field, wife of John E. Field.

James G. Miller, age 57, Senior Vice President of the Corporation, has been designated as an executive officer of the Corporation for successive terms of one year by action of the Board of Directors since 1991.

Executive officers are elected at the annual meeting of the Board of Directors for terms of one year.

Each of the executive officers and nominees, other than John E. Field, and each of the directors whose term does not expire has served as an officer or director continuously since first elected to that position. John J. Schiff is the brother of Robert C. Schiff and the father of John J. Schiff, Jr. and Thomas R. Schiff.
                                      (3)

                      COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation met five times and the Executive Committee of the Board met five times during the previous fiscal year. In addition, the Board of Directors has standing Audit, Compensation and Nominating Committees.

The Nominating Committee is composed of John J. Schiff, Jr., Michael Brown, Jackson H. Randolph and William H. Zimmer, and the members of that committee met one time during the last year. The Nominating Committee recommends qualified candidates for election as officers and directors of the Corporation, including the slate of directors which the Board proposes for election by the shareholders at the Annual Meeting. Shareholders wishing to nominate directors for consideration by the Nominating Committee may do so by writing to the Secretary of the Corporation, giving the candidate's name, biographical data and qualifications. Such information must be received by November 30 of each year to be considered for the Annual Meeting held in the following year.

The Audit Committee is composed of John Sawyer, David R. Huhn and Kenneth C. Lichtendahl, and the members of that committee met two times during the last year. The functions of the committee include but are not limited to the following: recommendation to the full Board as to engagement or discharge of independent auditors, reviewing with independent auditors the plan and results of the audit engagement, reviewing the scope and results of the Corporation's internal auditing procedures and reviewing the adequacy of the Corporation's system of internal accounting controls.

The Compensation Committee is composed of Michael Brown, Lawrence H. Rogers, II, John Sawyer and Thomas R. Schiff, and the members of that committee met two times during the last fiscal year. The function of the committee is to recommend remuneration arrangements to the Board for the members of senior management and the internal auditor of the Corporation and to administer the Corporation's stock option plans.

All directors attended at least 75% of the Board and committee meetings they were required to attend. During 1994, there were no late filings of a Form 3 or Form 4 by a director, executive officer or principal shareholder.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Nonemployee directors of the Corporation were reimbursed for actual travel expenses and were paid a fee of $4,500 per meeting for attendance at directors meetings and $1,500 per meeting for attendance at committee meetings of the Board, fees for all meetings in any one day not to exceed $6,000.

EXECUTIVE COMPENSATION SUMMARY

The following table summarizes the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of the Corporation other than the Chief Executive Officer for each of the Corporation's last three years.

                         Summary Compensation Table (1)
- - - - ---------------------------------------------------------------------------------
                                        Annual                   Long-Term
                                      Compensation              Compensation
                                   -----------------       ----------------------
           Name and
           Principal              Year    Salary     Bonus          Options
           Position                        ($)       ($)       (# Awarded Shares)
- - - - ---------------------------------------------------------------------------------
Robert B. Morgan                  1994     549,266   346,984        20,000
President & Chief                 1993     524,633   347,030        20,000
Executive Officer                 1992     503,833   331,078        45,000

John J. Schiff, Jr.               1994     324,425   157,887        20,000
Chairman,                         1993     309,391   157,871        20,000
Board of Directors                1992     297,242   150,334        45,000

William H. Zimmer                 1994     305,031   168,484
Vice Chairman,                    1993     289,267   168,530
Board of Directors                1992     278,988   160,556        15,000

John J. Schiff                    1994     266,248   87,108
Chairman, Executive Committee     1993     253,698   87,155
Board of Directors                1992     253,480   83,056         15,000

Robert J. Driehaus                1994     272,538   70,484
Financial Vice President          1993     259,017   70,530          2,000
                                  1992     179,336  140,556          3,000

(1)  Pursuant to Securities and Exchange Commission rules, the column "Other Annual Compensation" was omitted because, in all cases, the amounts were less than the minimum required to be reported.

                                      (4)

STOCK OPTION PLANS

The following table contains information concerning grants of options to purchase the Corporation's common stock which were made to each of the named executive officers in 1994.

                                                 Option Grants in Last Fiscal Year
- - - - -----------------------------------------------------------------------------------------------------------------------------
                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                      Annual Rates of
                                          % of Total                                                    Stock Price
                                            Options                                                   Appreciation for
                           Options         Granted to        Exercise                                  Option Term(3)
                           Granted         Employees           Price         Expiration        ------------------------------
Name                   (# Shares) (1)       in 1994          $/Sh. (2)          Date             5% ($)           10% ($)
- - - - -----------------------------------------------------------------------------------------------------------------------------
Robert B. Morgan            20,000           26.04%             51.00         12/20/04          641,500        1,625,600

John J. Schiff, Jr.         20,000           26.04%             51.00         12/20/04          641,500        1,625,600

William H. Zimmer              -0-              --                 --               --               --               --

John J. Schiff                 -0-              --                 --               --               --               --

Robert J. Driehaus             -0-              --                 --               --               --               --

(1) All options were granted December 20, 1994. One third of each option becomes exercisable on the first anniversary of grant in
    1995, an additional one third on the second anniversary in 1996, and the remainder on the third aniversary in 1997, so long as employment with the Corporation or its subsidiaries continues. There are no stock appreciation rights, performance units or other instruments granted in tandem with these options, nor are there any re-load provisions, tax reimbursement features or performance-based conditions to exercisability.
(2) The option exercise price is 100% of the NASDAQ National Market's closing price on the day prior to date of grant.
(3) The assumed annual rates of stock price appreciation are prescribed in the proxy rules of the Securities and Exchange
    Commission and should not be construed as a forecast of future appreciation in the market price for the Corporation's common stock.

The following table contains information for each of the named executive officers concerning the exercise of options during 1994 and the value of unexercised options at year-end for the Corporation's common stock.

                             Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
- - - - -----------------------------------------------------------------------------------------------------------------------------
                                                                                                             Value of
                                                                              Number of                     Unexercised
                                                                             Unexercised                   In-the-Money
                                                                              Options at                     Options at
                                  Shares                                       12/31/94                       12/31/94
                                Acquired on           Value                 Exercisable (E)/               Exercisable (E)/
                                 Exercise           Realized               Unexercisable (U)              Unexercisable (U)
Name                            (# Shares)            ($)                     (# Shares)                         ($)
- - - - -----------------------------------------------------------------------------------------------------------------------------
Robert B. Morgan                   6,000              129,480                E        129,454             E   3,509,280
                                                                             U         48,333             U     121,720

John J. Schiff, Jr.                4,000               50,800                E         32,667             E     253,250
                                                                             U         48,333             U     121,720

William H. Zimmer                  8,400              329,008                E         10,000             E     106,700
                                                                             U          5,000             U      53,350

John J. Schiff                       -0-              --                     E         16,894             E     291,666
                                                                             U          5,000             U      53,350

Robert J. Driehaus                   -0-              --                     E          4,166             E      57,589
                                                                             U          2,334             U       2,666

                                      (5)

PENSION PLAN

The following table sets forth the estimated annual benefits payable from the Corporation's qualified noncontributory pension plan under various assumptions as to the employee's compensation level and years of service.

                          Qualified Pension Plan Table
                          ----------------------------
                     Years of Service on December 31, 1994
                     -------------------------------------

          Average
         Annual Earnings            15               20              25               30               35               40
         ---------------            --               --              --               --               --               --
         $350,000                $20,250          $29,250          $38,250          $47,250          $56,250          $65,250

         $300,000                $20,250          $29,250          $38,250          $47,250          $56,250          $65,250

         $250,000                $20,250          $29,250          $38,250          $47,250          $56,250          $65,250

         $200,000                $20,250          $29,250          $38,250          $47,250          $56,250          $65,250

         $150,000                $20,250          $29,250          $38,250          $47,250          $56,250          $65,250

         $100,000                $13,500          $19,500          $25,500          $31,500          $37,500          $43,500

         $ 75,000                $10,125          $14,625          $19,125          $23,625          $28,125          $32,625

         $ 50,000                 $6,750           $9,750          $12,750          $15,750          $18,750          $21,750

All the persons listed in the Summary Compensation Table other than John J. Schiff (whose accrued retirement benefit has already been paid) are participants in the plan. For purposes of computing retirement benefits under the Corporation's pension plan for the remaining individuals listed in the Summary Compensation Table, earnings for any given year as defined by the plan is the base rate of salary in effect on the last day of the plan year, subject to maximum recognizable compensation under Sec. 401(a)(17) of the Internal Revenue Code. This differs from Salary as shown in the Summary Compensation Table. The annual earnings for 1994 qualifying under the plan and the years of service as of December 31, 1994 under the plan for those individuals are as follows: Robert J. Driehaus, $150,000 and 40 years; Robert B. Morgan, $150,000 and 29 years; John J. Schiff, Jr., $150,000 and 8 years; William H. Zimmer, $150,000 and 13 years.

The normal retirement pension is computed as a single life annuity and is the sum of .009 per year of the employee's highest five-year average earnings for the first 15 years of service plus .012 per year of the employee's highest five-year average earnings for years 16 through 40. Vesting is 100% after five years of service and there are no deductions for Social Security or other offset amounts.

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1989, the Corporation adopted a nonqualified, noncontributory Supplemental Retirement Plan for the benefit of thirty-seven higher paid employees whose projected retirement pension was reduced as a result of the amendment to the Corporation's qualified pension plan. The Supplemental Retirement Plan was designed to replace the pension benefit lost by those employees.

The following table illustrates the retirement income payable under the Supplemental Retirement Plan computed as a single life annuity on retirement at age 65 under various asumptions as to the employee's highest five-year average annual earnings and years of service.

                                      (6)

                          Supplemental Retirement Plan

                     Years of Service on December 31, 1994

              Average
          Annual Earnings          15                20                25              30              35               40
          ---------------          --                --                --              --              --               --
             $350,000           $42,084           $51,360           $67,292          $80,013         $92,742         105,468

             $300,000           $32,709           $41,992           $51,667          $61,267         $70,867          80,467

             $250,000           $23,334           $29,492           $36,042          $42,517         $48,992          55,467

             $200,000           $12,788           $16,992           $20,417          $23,767         $27,117          30,467

             $150,000           $ 3,788           $ 4,492           $ 4,792          $ 5,017         $ 5,242           5,467

             $100,000           $ 1,538           $ 1,742           $ 1,917          $ 2,017         $ 2,117           2,217

             $ 75,000           $   413           $   367           $   479          $   517         $   554             592

             $ 50,000           $     0           $     0           $     0          $     0         $     0               0

This Plan is integrated with Social Security and a normal retirement pension is the sum of .0075 of the employee's highest five-year average annual earnings below the integration level plus .0125 of the employee's highest five-year average annual earnings in excess of the integration level, multiplied by the number of years of service (not to exceed 40). The integration level is equal to the average of the integration levels for the period of the employee's employment, using wages paid, with a maximum of $6,000 for years beginning prior to 1976 and wages subject to Social Security tax for all years after 1975. The retirement benefit paid pursuant to the Supplemental Plan is the difference between the amount computed by the above formula and the amount payable from the Qualified Plan.

All of the persons listed in the Summary Compensation Table, except John J. Schiff, are participants in the plan. For purposes of determining benefits under the Supplemental Retirement Plan, annual earnings is defined as the base rate of salary in effect on the last day of the plan year. This differs from salary under the Summary Compensation Table. The annual earnings for 1994 as defined in the plan and the years of service as of December 31, 1994, for those individuals are as follows: Robert J. Driehaus, $282,571 and 40 years; Robert
B. Morgan, $569,485 and 29 years; John J. Schiff, Jr., $336,366 and 8 years; and William H. Zimmer, $316,260 and 13 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Corporation's Compensation Committee for 1994 were Michael Brown, Lawrence H. Rogers, II, John Sawyer and Thomas R. Schiff.

Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company and is the son of John J. Schiff and the brother of John J. Schiff, Jr. Thomas R. Schiff is the President and one of the principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1994, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,746,990. Those commissions were paid at the same commission rates and pursuant to the same agent's contract with the Corporation's insurance affiliates as other agents of those companies.

John J. Schiff, Jr. was Chairman of the Board of Directors of the Corporation and, during 1994, also was Chairman of the Board and a director of John J. & Thomas R. Schiff & Co., Inc.

During 1994, John J. Schiff, Jr. was a director of Cincinnati Bengals, Inc.; Michael Brown was the President and General Manager of Cincinnati Bengals, Inc; and John Sawyer was Vice President of Cincinnati Bengals, Inc.

                                      (7)

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Corporation's Compensation Committee is charged with the duty of determining the compensation of the Corporation's internal auditor and members of senior management. It also administers and grants options under the Corporation's stock option plan, including options to senior management.

It is the opinion of the Committee that senior management of the Corporation should receive compensation which will accomplish the following:
*  Attract and retain quality personnel.
*  Reinforce the attainment of the Corporation's performance objectives.
* Align the interests of senior management with those of the Corporation's shareholders.
* Encourage the members of senior management to acquire and retain the Corporation's stock.
*  Retain its status as a deductible expense for tax purposes.

A portion of total compensation is paid in the form of a fixed annual salary in an amount which the Committee feels sufficient to retain top quality executives. In determining the levels of compensation necessary to be competitive, the Committee reviews compensation paid by other multiline insurance companies which constitute the Corporation's most direct competitors for executive talent. The nine insurance companies for which data has been readily available comprise part (but not all) of the companies included in the Standard & Poor s Multiline Insurance Index which is referred to in the performance graph below. Senior management salaries are reviewed on an annual basis. In determining salary levels, the Committee considers changes in general economic conditions, including inflation, and changes in compensation paid by the Corporation's competitors. The Committee also seeks input from the Corporation's chief executive officer in setting salaries for senior management other than the CEO.

A second component of compensation is paid in the form of a bonus, determined in light of the Corporation's performance during the year. Performance is measured not only by profit, which is directly affected by the impact of weather on the profits of the Corporation's property and casualty insurance subsidiaries, but by a review of such factors as stock price, premium volume, total expenses, combined ratios of the insurance subsidiaries and ratings issued by national rating agencies, including A. M. Best Company. Bonuses are established at the end of each year but do not reflect the application of any precise formula to the performance indicators listed. Because of the impact that uncontrollable factors such as weather have on the financial indicators reviewed, the committee does not feel that the application of a mechanical system of determining bonuses is appropriate; therefore, the setting of bonuses is a subjective process, not totally dependent on the objective criteria listed.

The third component of compensation is awarded through the grant of stock options. The Compensation Committee considers the value attributable to the grant of options to be an integral part of total compensation. In addition, options are the primary mechanism for encouraging the ownership of the Corpration's shares, aligning the interests of senior management with those of shareholders and for providing long-term rewards to employees for overall corporate performance. In granting options to senior management, it is the Committee's intent not only to reward senior management for services to the Corporation but to provide incentive for individual option holders to remain in the employ of the Corporation. Members of senior management are reviewed for stock option grants each year. In determining the appropriate value of options to be granted to senior management, the Committee reviews grants by the Corporation's competitors with the objective of providing the opportunity for competitive long-term compensation.

The 1994 salaries contained in the Summary Compensation Table were established in October of 1993. The information available at that time regarding compensation paid by the Corporation's competitors was for the calendar year 1992. For that year, the salary of Mr. Morgan, President and Chief Executive Officer, was significantly below the median for CEO salaries of the Corporation's competitors, but his total salary and bonus for 1992 was only 7% below the median. Mr. Morgan's salary was increased by 4% for the year 1993 which the Committee felt would maintain his base salary at a level equal to approximately 75% of the median for base CEO salaries paid by the Corporation's competitors.

In determining the year-end bonus for senior management, including Mr. Morgan, the Committee reviewed an analysis of the total salary and bonus payable to senior management from 1989 through 1993 which revealed that, while gross revenues of the Corporation had increased approximately 12% per year and net income had increased approximately 22% per year, salary and bonus had increased less than 6-1/2% per year. The Committee also reviewed available information regarding corporate performance for the first three quarters of 1994. At that time, projected profit from operations was slightly behind 1993 because of the effect of first-quarter storm losses. Barring extraordinary losses in the fourth quarter, operating profits were projected to exceed those for 1993. While profits were slightly down, gross premium volume for the first six months had increased 6%, and the Corporation's total expenses for the period remained approximately the same. The Committee felt that Mr. Morgan's leadership was instrumental in holding any increase in total expenses to a minimum. The combined loss and expense ratio of the property and


                                      (8)
casualty insurance subsidiaries for the first three quarters was 102, or about 8-10 points better than the industry average, and the ratings from A. M. Best Company for all insurance subsidiaries were renewed at their current levels. The market price of the Corporation's stock remained steady through the first three quarters. In light of all of these indicators, Mr. Morgan's cash bonus for 1994 was set at an amount equal to his 1993 bonus.

On December 20, 1994, Mr. Morgan received options for 20,000 shares of the Corporation's stock. The value of the grant, employing Securities and Exchange Commission evaluation procedures, was approximately 60% of the median value of grants made by the Corporation's competitors to their chief executive officers during 1993.

                   Submitted by the Compensation Committee
     Michael Brown, Lawrence H. Rogers, II, John Sawyer, Thomas R. Schiff

FINANCIAL PERFORMANCE

The graph below summarizes the cumulative total shareholder return on the Corporation's Common Stock compared to the Standard & Poor's 500 Index and the Standard & Poor's Multiline Insurance Index.



                             Total Return Analysis
                             CFC vs. Market Indices
                               December 31 Totals

               1989     1990        1991        1992       1993       1994
- - - - -----------------------------------------------------------------------------
CFC Index       100      109         142         249        221        218
S&P Index       100       97         126         136        150        152
S&P ML Index    100       80         104         116        127        131





                               OTHER TRANSACTIONS

John E. Field is a nominee for director of the Corporation and a principal owner and President of Wallace & Turner, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1994, the Corporation's insurance affiliates paid Wallace & Turner, Inc., commissions of $788,163.

Robert C. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Life Insurance Company, The Cincinnati Indemnity Company and The Cincinnati Casualty Company. Mr. Schiff is President and principal owner of Schiff, Kreidler-Shell, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ending December 31, 1994, the Corporation's insurance affiliates paid Schiff, Kreidler-Shell, Inc., commissions of
$2,246,904.

John J. Schiff, Jr. is Chairman of the Board and a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and a director of The Cincinnati Casualty Company, The Cincinnati Life Insurance Company and
                                      (9)

CFC Investment Company. Thomas R. Schiff is a director of the Corporation, The Cincinnati Insurance Company, The Cincinnati Casualty Company, The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. John J. Schiff, Jr. and Thomas R. Schiff are Chairman of the Board and President, respectively, and principal owners of John J. & Thomas R. Schiff & Co., Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1994, the Corporation's insurance affiliates paid John J. & Thomas R. Schiff & Co., Inc., commissions of $2,746,990.

Larry R. Webb is a director of the Corporation, The Cincinnati Insurance Company and The Cincinnati Indemnity Company; and President and a principal owner of Webb Insurance Agency, Inc., an insurance agency which represents a number of insurance companies including the Corporation's insurance affiliates. During the year ended December 31, 1994, the Corporation's insurance affiliates paid Webb Insurance Agency, Inc., commissions of $624,408.

Alan R. Weiler is a director of the Corporation; and President and a principal owner of Archer-Meek-Weiler Agency, Inc., an insurance agency which represents a number of insurance companies, including the Corporation's insurance affiliates. During the year ended December 31, 1994, the Corporation's insurance affiliates paid Archer-Meek-Weiler Agency, Inc., commissions of $1,417,678.

The foregoing agencies are paid at the same commission rates and have the same agent's contract with the Corporation's insurance affiliates as other agents of those companies in similar geographic areas. Each of the aforementioned agencies has employees and solicitors who are not directors or executive officers of the Corporation's insurance affiliates.

Vincent H. Beckman is a director and Secretary of the Board of the Corporation and The Cincinnati Insurance Company and a director of The Cincinnati Indemnity Company and The Cincinnati Life Insurance Company. Mr. Beckman is a partner in the law firm of Beckman, Weil, Shepardson & Faller which serves as legal counsel to the Corporation and its affiliates.


                         INDEPENDENT PUBLIC ACCOUNTANTS

As has been the Corporation's practice, independent auditors for the current year will not be selected by the Board of Directors prior to the Annual Meeting of the Shareholders.

Representatives from Deloitte & Touche, LLP which served as the Corporation's independent auditors for the last calendar year, will be present at the meeting and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.


                             SHAREHOLDER PROPOSALS

The Corporation has not received any shareholder proposals to be considered for presentation at the 1995 Annual Meeting of Shareholders. Any shareholder who wishes a proposal to be considered for presentation at the 1996 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496, on or before November 1, 1995.


                                 OTHER BUSINESS

The management does not know of any other matter or business which may be brought before the meeting; but if any other matter or business comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.



/s/ Vincent H. Beckman

VINCENT H. BECKMAN
SECRETARY

February 27, 1995
                                      (10)

                                                        Account #


                                                        Number of Shares*




                                     PROXY

                        CINCINNATI FINANCIAL CORPORATION
                 P.O. BOX 145496, CINCINNATI, OHIO, 45250-5496

                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints John J. Schiff, Vincent H. Beckman, and Robert
J. Driehaus, or any one of them, with power of substitution, as Proxies, and hereby authorizes them to represent and to vote, as designated below, all the shares of Cincinnati Financial Corporation held of record on February 7, 1995, at the Annual Meeting of Shareholders to be held on April 1, 1995, or any adjournment thereof.

1. ELECTION OF DIRECTORS   / / FOR all nominees listed      / / WITHHOLD AUTHORITY
                               below (except as specified       to vote for all nominees
                               to the contrary below)           listed below


Vincent H. Beckman, Michael Brown, John E. Field, John J. Schiff, Robert C. Schiff, Alan R. Weiler.

Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.

________________________________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return this proxy promptly using the enclosed envelope.

___________________     _______________________________    _____________, 1995
Signature               Signature if held jointly          DATED

* Number of shares includes those held in your name directly and those in your dividend reinvestment account, if applicable.